UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):February 20, 2015

AGENUS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3 Forbes Road Lexington, MA	02421
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 781-674-4400

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, Agenus Inc. (the “Company”) is party to a Note Purchase Agreement dated April 15, 2013, pursuant to which the Company issued to certain investors (the “Existing Investors”) (i) senior subordinated promissory notes in the aggregate principal amount of $5.0 million that were scheduled to mature on April 14, 2015 (the “2013 Notes”) and (ii) warrants to purchase 500,000 shares of the Company’s common stock.

On February 20, 2015, the Company, the Existing Investors and certain additional investors entered into an Amended and Restated Note Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company (i) cancelled the 2013 Notes in exchange for new senior subordinated promissory notes (the “2015 Notes”) in the aggregate principal amount of $5.0 million, (ii) issued additional 2015 Notes in the aggregate principal amount of $9.0 million and (iii) issued warrants to purchase 1,400,000 shares of the Company’s common stock (the “Warrants”).

The 2015 Notes bear interest at a rate of 8% per annum, payable in cash on the first day of each month in arrears. Among other default and acceleration terms customary for indebtedness of this type, the 2015 Notes include default provisions which allow for the acceleration of the principal payment of the 2015 Notes in the event the Company becomes involved in certain bankruptcy proceedings, becomes insolvent, fails to make a payment of principal or (after a grace period) interest on the 2015 Notes, defaults on other indebtedness with an aggregate principal balance of $13.5 million or more if such default has the effect of accelerating the maturity of such indebtedness, or becomes subject to a legal judgment or similar order for the payment of money in an amount greater than $13.5 million if such amount will not be covered by third-party insurance. The 2015 Notes are not convertible and will mature on February 20, 2018, at which point the Company must repay the outstanding balance in cash. The Company may prepay the 2015 Notes at any time, in part or in full, without premium or penalty.

The Warrants have a term of five years and an exercise price of $5.10 per share.

The securities issued in connection with the Purchase Agreement were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). Neither the Warrants nor the underlying shares of common stock have been registered under the Securities Act. Neither the Warrants nor such underlying shares of common stock may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. No commission or other remuneration was paid or given directly or indirectly for soliciting such issuance.

Item 2.02 Results of Operations and Financial Condition.

On February 26, 2015, the Company announced its financial results for the quarter and year ended December 31, 2014. The full text of the press release issued in connection with the announcement is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information set forth under Item 2.02 and in Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided above under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On February 23, 2015, Tom Dechaene, a member of the Company’s board of directors (the “Board”), informed the Company of his intention to resign from the Board effective as of December 31, 2015. Mr. Dechaene will continue to serve as a director until such date. Mr. Dechaene’s decision is required by his role as an executive director of the National Bank of Belgium and is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

          (d) Exhibits

          The following exhibit is furnished herewith:

                        99.1     Press Release dated February 26, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGENUS INC.

Date:	February 26, 2015	By:	/s/ Garo H. Armen
Garo H. Armen
Chairman and CEO

EXHIBIT INDEX

Exhibit No.          Description of Exhibit

99.1                      Press Release dated February 26, 2015